First Quarter 2025
May 8, 2025

[1] This is a non-GAAP financial measure.
[2] $USD resources is defined as cash and cash
equivalents and USDC (net of USDC loaned or
pledged as collateral).
[3] Trading volume represents the total US dollar
equivalent value of spot matched trades transacted
between a buyer and seller through our platform
during the period of measurement.
[4] Assets under custody (AUC) is defined as the total
US dollar equivalent value of USDC and crypto assets
held separately on behalf of customers in digital
wallets within our cold storage custody services,
calculated based on the market price on the date of
measurement. Average AUC is calculated as the
average daily balance over the period.
[5] Includes corporate USDC balances and USDC
held on behalf of customers in eligible Coinbase
products.
[6] As of March 31, 2025.
Figures have been rounded for presentation purposes
only. For additional financial information and a
reconciliation between GAAP and non-GAAP results,
please refer to the reconciliation of GAAP to Non-
GAAP results table in this shareholder letter and our
Form 10-Q filed with the SEC on May 8, 2025.
* Based on the closing price of
Coinbase’s Class A common stock
on May 7, 2025 on the Nasdaq
Global Stock Market.
We delivered strong financial results in Q1, generating $2.0 billion in total revenue, $66 million in net income,
Fellow
Shareholders,
$527 million in Adjusted Net Income (excluding the tax-effected impact of crypto investment asset gains/
losses), and $930 million in Adjusted EBITDA. Total transaction revenue was $1.3 billion and subscription and services revenue was nearly $700 million, driven by growth in stablecoin revenue and Coinbase One. With $9.9 billion in total $USD resources, we are well-positioned to drive further innovation and long-term growth.
This quarter, we made meaningful progress against our 2025 priorities of driving revenue, driving utility, and building the foundations to power the next decade of growth. We continued to gain market share in both global spot and derivatives. USDC—the #2 dollar-backed stablecoin in the world—saw continued momentum, with its market cap reaching new all-time highs of over $60 billion, and further supported by growing balances among both our retail and institutional users. We also deepened our global presence, earning critical registrations in
Argentina and India.
We advanced crypto utility with new offerings like Bitcoin-backed USDC loans, and acquisitions like Spindl and
Iron Fish to enhance Base’s capabilities in privacy and usability. Coinbase One continued to grow as customers continue to find value in zero trading fees, account takeover protection, and boosted USDC rewards rates which we augmented this quarter with new features like boosted staking rewards and free gas on Base.
We also achieved major milestones in policy and legal advocacy. The Executive Order’s direction to establish a
Strategic Bitcoin Reserve marked a historic recognition of Bitcoin as a strategic asset, and advancements in bipartisan crypto legislation demonstrated progress toward clearer frameworks. The dismissal of the SEC lawsuit against Coinbase marked a major judicial win for balanced, innovation-friendly regulation, and our efforts to make crypto mainstream.
Looking ahead, we’re focused on expanding real-world crypto utility, strengthening and extending our trading platform, and scaling the infrastructure that will power the financial system of the future. With growing regulatory clarity, we're accelerating our vision towards economic freedom.
Additionally, we are pleased to announce we have reached an agreement to acquire Sentillia B.V. (Deribit), the world’s leading crypto options exchange with over $30.0 billion in open interest and over $1 trillion in trading volume last year. We believe this strategic acquisition will establish Coinbase as the premier global platform for crypto derivatives, enhance profitability, and add diversity and durability to our trading revenues. We are acquiring Deribit for approximately $2.9 billion*, comprised of $700 million in cash and 11 million shares of
Coinbase common stock, subject to customary purchase price adjustments. This transaction is subject to regulatory approvals and other customary closing conditions and is expected to close by year-end.

coinbase

Q1 25

Q1 2025 Earnings

Total Revenue	Net Income	Adjusted EBITDA [1]
$2.0B	$66M	$930M

Adjusted Net Income [1]	Subscription & Services Revenue, up 9% Q/Q	USD Resources [2]
$527M	$698M	$9.9B

Trusted partner in crypto

$315B in institutional trading volume [3]

$25B increase in average assets under custody in Q1 [4]

86% of surveyed institutional investors have exposure to digital assets, or plan to make allocations to crypto in 2025

Platform-of-choice for traders

39 new perpetual contracts added to INTX

$800B+ in global derivatives trading volume

Historic momentum in 2025

2 pro-crypto executive orders from the President

5 of 10 states dropped staking lawsuits YTD

SEC lawsuit dismissed with prejudice

Driving stablecoin adoption

Average USDC held in Coinbase products, up 49% Q/Q [5]

$12B

Increase in stablecoin revenue Q/Q	All time high market cap for USDC [6]	Base stablecoin balances, up 12% Q/Q
32%	$60B+	$4B

Optimizing the Base experience

Increase in transactions on Base Q/Q

16%

#1 Base is the #1 Ethereum L2

Building beyond borders

VASP registration secured in Argentina

Financial Intelligence Unit registration secured in India

Scaling innovation, strengthening trust

Chapter 1: Strong Q1 results and market share gains in a volatile market. Q1 total revenue was $2.0
1 Includes corporate USDC
balances and USDC held on behalf
of customers in eligible Coinbase
products.
billion, down 10% Q/Q. Transaction revenue was $1.3 billion, down 19% Q/Q. Subscription and services revenue grew 9% Q/Q to $698 million, driven primarily by stablecoin revenue as USDC market cap reached an all-time high of over $60 billion, and average USDC held in Coinbase products1 grew to $12.3 billion. Total operating expenses were $1.3 billion, up 7% Q/Q, of which technology & development, general &
administrative, and sales & marketing expenses were collectively $997 million, up 4% Q/Q. Net income was
$66 million, Adjusted Net Income was $527 million, and Adjusted EBITDA was $930 million. Our balance sheet strengthened, as we ended Q1 with $9.9 billion in $USD resources.
Chapter 2: Building the financial system of the future. In Q1, Coinbase advanced its mission by expanding access to trading through global derivatives growth and advanced tools, deepening financial utility via USDC adoption and Bitcoin-backed loans, and upgrading infrastructure with innovations like Verified Pools and Base improvements. These efforts not only empower institutions and everyday users but also position Coinbase as a leader in driving faster, fairer, and more open financial systems.
Chapter 3: Policy, litigation, and regulation. In Q1, Coinbase drove significant progress in shaping the U.S.
policy landscape for crypto, advocating for bipartisan regulation, achieving pivotal court victories, and engaging with top government officials. Landmark developments, such as directing the establishment of the Strategic
Bitcoin Reserve and Digital Asset Stockpile, validated digital assets as sovereign financial infrastructure. We secured the dismissal with prejudice of our SEC lawsuit. With crypto now a central topic in Washington, we are a key voice advocating for innovation-friendly regulation and positioned to help shape a clear and responsible regulatory framework for the future.
Chapter 4: Q2’25 Outlook. In April, we generated approximately $240 million of total transaction revenue. We expect Q2 subscription and services revenue to be within $600-$680 million, as we anticipate Q/Q growth in stablecoin revenue to be more than offset by a decline in blockchain rewards revenue due to lower asset prices. We expect Q2 transaction expenses to be in the mid-teens as a percent of net revenue. We expect technology & development and general & administrative expenses to range from $700-$750 million. Finally, we expect sales & marketing expenses to be in the range of $215-$315 million, driven by potential variability in 1)
performance marketing and 2) customer USDC balances in Coinbase products, which drive USDC rewards.

Select Metrics

METRICS ($M)	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25
Net Revenue	1,588	1,380	1,129	2,197	1,960
Net Income	1,176	36	75	1,291	66
Adjusted EBITDA	1,014	596	449	1,289	930
Q1’25 Coinbase Results vs. Outlook

METRIC	COINBASE Q1 OUTLOOK (February 2025)			Q1 ACTUALS
Subscription and Services Revenue	$685-$765 million			$698 million
Transaction Expenses as a percentage of net revenue	Mid-to-high teens as a percentage of net revenue Dependent on revenue mix			15%
Technology and Development + General and Administrative Expenses including stock-based compensation	$750-$800 million Including ~$190 million in stock-based compensation			$750 million including $176 million in stock-based compensation
Sales and Marketing Expenses including stock-based compensation	$235-$375 million Including ~$16 million in stock-based compensation			$247 million including $15 million in stock-based compensation

We had strong Q1 results, gained market share, and generated $2.0 billion in
Chapter 1
revenue, $66 million in net income, and $930 million of Adjusted EBITDA.
Q1 total revenue was $2.0 billion, down 10% Q/Q. Transaction revenue was $1.3 billion, down 19% Q/Q.
Subscription and services revenue grew 9% Q/Q to $698 million, driven primarily by stablecoin revenue—as
USDC market cap reached an all-time high of over $60 billion and average USDC held in Coinbase products grew to $12.3 billion—and continued growth of Coinbase One. Total operating expenses were $1.3 billion, up
7% Q/Q, of which technology & development, general & administrative, and sales & marketing expenses were collectively $997 million, up 4% Q/Q. These expenses grew largely due to increased variable expenses including marketing spend (primarily performance marketing and USDC rewards), as well as higher customer support costs. Net income was $66 million, Adjusted Net Income was $527 million, and Adjusted EBITDA was
$930 million.

Total Revenue ($M)

TOTAL REVENUE	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25
Transaction Revenue
Consumer, net	935.2	664.8	483.3	1,347.1	1,095.5
Institutional, net	85.4	63.6	55.3	141.3	98.9
Other transaction revenue, net	56.1	52.5	34.0	67.6	67.8
Total Transaction Revenue	1,076.7	780.9	572.5	1,556.0	1,262.2

Subscription and Services Revenue
Stablecoin revenue	197.3	240.4	246.9	225.9	297.5
Blockchain rewards	150.9	185.1	154.8	214.9	196.6
Interest and finance fee income	66.7	69.4	64.0	65.7	63.1
Other subscription and services revenue[1]	96.0	104.1	90.4	134.6	140.9
Total Subscription and Services Revenue	510.9	599.0	556.1	641.1	698.1

Net Revenue	1,587.7	1,379.9	1,128.6	2,197.0	1,960.3

Corporate interest and other income	49.9	69.7	76.6	74.6	74.0
Total Revenue	1,637.6	1,449.6	1,205.2	2,271.6	2,034.3

1 Starting in Q1’25, Custodial Fee
revenue has been condensed into
Other Subscription and Services
revenue and will no longer be
disclosed as a separate line item
as it now comprises a smaller
percentage of our subscription and
services revenue. Prior periods
have been recast to conform to
current period presentation.
Note: Figures presented may not
sum precisely due to rounding.
Transaction Revenue
Q1 saw increased average Crypto Asset Volatility2 with BTC reaching a new all-time high price in January.
2 Crypto Asset Volatility represents
our internal measure of crypto
asset volatility in the market
relative to prior periods. The
volatility is based on intraday
returns of a volume-weighted
basket of all assets listed on our
trading platform. These returns are
used to compute the basket’s
intraday volatility which is then
scaled to a daily window. These
daily volatility values are then
averaged over the applicable time
period as needed.
However, crypto prices dropped alongside broader market declines driven by tariff policy and macroeconomic uncertainty. Total crypto market cap declined 19% to $2.7 trillion when comparing the end of Q1 to the end of
Q4.
Against this backdrop, Q1 transaction revenue was $1.3 billion, down 19% Q/Q. Coinbase total spot volume declined 10% Q/Q to $393.1 billion outperforming the broader global spot market where trading volume declined 13% Q/Q.
On the derivatives side, we are continuing to build our business both in the U.S. and internationally by new contract listings, capital efficiency features, and targeted incentives. In Q1, we drove $803.6 billion in global derivatives trading volume and continued to grow market share.

Consumer Transaction Revenue. Q1 Consumer Trading Volume1 was $78.1 billion, down 17% Q/Q.
1 Trading Volume represents the
total US dollar equivalent value of
spot matched trades transacted
between a buyer and seller
through our platform during the
period of measurement.
Consumer transaction revenue was $1.1 billion, down 19% Q/Q, largely in-line with the decline in Trading
Volume.
Institutional Transaction Revenue. Institutional Trading Volume was $315.0 billion, down 9% Q/Q, and institutional transaction revenue was $99 million, down 30% Q/Q.
Our Institutional Trading Volume outperformed the global spot market. Spot volume mix shifted in Q1 and was more concentrated among market makers and liquidity providers which tend to have lower fee rates. The second driver of the Q/Q revenue decline was due to our derivatives business.
As we build this business, we are investing in trading rebates and incentives to build liquidity and attract customers. These rebates and incentives, which are netted against our institutional transaction revenue, offset a larger portion of the net revenue contribution of derivatives trading in Q1 as compared to Q4. As a reminder, our reported Trading Volume is spot only.
Other Transaction Revenue. Other transaction revenue was $68 million in Q1, flat Q/Q. Our efforts to drive more scale and lower costs are paying off as the number of transactions on Base increased 16% Q/Q, while average revenue per transaction decreased 21%. We believe that the sustained growth in transactions is a result of lower fees and growing utility.

TRADING VOLUME ($B)	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25
Consumer	56	37	34	94	78
Institutional	256	189	151	345	315
Total	312	226	185	439	393

TRADING VOLUME (% OF TOTAL)[1]	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25
Bitcoin	33%	35%	37%	27%	27%
Ethereum	13%	15%	15%	10%	11%
XRP	*	*	*	*	11%
USDT	11%	10%	15%	15%	13%
Other crypto assets	43%	40%	33%	48%	38%
Total	100%	100%	100%	100%	100%

TRANSACTION REVENUE (% OF TOTAL)[2]	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25
Bitcoin	30%	31%	35%	27%	26%
Ethereum	15%	17%	16%	10%	10%
Solana	*	10%	11%	*	10%
XRP	*	*	*	14%	18%
Other crypto assets	55%	42%	38%	49%	36%
Total	100%	100%	100%	100%	100%

1 Spot Trading Volume is presented
on a matched basis, and is
categorized by the base rather
than the quote asset. The majority
of trading pairs on our platform
utilize USD/USDC as the quote
currency, and thus are not included
in the breakdown by asset in the
table.
2 Total transaction revenue
generated from trading on our
platform.
*Below reporting threshold of 10%.
Note: Figures presented may not
sum precisely due to rounding.
Subscription and Services Revenue
Q1 subscription and services revenue was $698 million, up 9% Q/Q, primarily driven by growth in stablecoin and Coinbase One revenue, partially offset by lower blockchain rewards revenue.
Stablecoin revenue increased 32% Q/Q to $298 million in Q1. Average USDC held in Coinbase products increased 49% Q/Q to $12.3 billion driven by longstanding efforts to better integrate USDC across our product experience and our rewards program. Growth was partially offset by lower average interest rates which declined 7% Q/Q. Product integration highlights from Q1 include:

•Since implementing the current version of our rewards program in June 2023, the number of MTUs1
1 Monthly Transacting User (MTU)
is defined as a consumer who
actively or passively transacts in
one or more products on our
platform at least once during the
rolling 28-day period ending on the
date of measurement.
1 Monthly Transacting User (MTU)
is defined as a consumer who
actively or passively transacts in
one or more products on our
platform at least once during the
rolling 28-day period ending on the
date of measurement.
holding USDC has doubled and average USDC balances per holder has increased 3x
•Reaching new all-time high in customer balances on our International exchange, where all order books are denominated in USDC, which we supercharged with deposit incentives
•Significant increase in institutional USDC balances, as customers are increasingly embracing onchain utility via our Prime Onchain Wallet
Average off-platform USDC balances increased 39% Q/Q to $41.9 billion, which was driven by growth in USDC usage across onchain dapps, and expanded distribution partnerships.

USDC Balances & Revenue	Q1’25
	Average Market Cap ($B)	Coinbase Stablecoin Revenue ($M)
USDC in Coinbase Products	12	126
Off-platform USDC	42	171
Total	54	298

We continue to be pleased with our long-term partnership with Circle, and the growth of the USDC ecosystem.
By integrating USDC more deeply into our products and driving adoption, we’ve increased our monetization of ecosystem economics over time. We’re optimistic about expanding USDC’s reach further through continued
innovation and product integration.
Blockchain rewards revenue in Q1 was $197 million down 9% Q/Q. The decline was largely driven by lower average asset prices Q/Q, notably ETH and SOL, and was partially offset by higher rewards rates on the
Solana blockchain. Staked balances declined modestly Q/Q as users unstaked assets to trade in the early Q1 volatility. However, staked balances returned to growth in the second half of the quarter.
Q1 interest and finance fee income was $63 million, down 4% Q/Q. Interest income on customer fiat balances was up Q/Q driven by higher balances and was partially offset by lower interest rates. Prime Financing revenue was down as average loan balances declined in connection with customers deleveraging in light of higher volatility market conditions. Customer interest in this product remains strong as we saw a double digit percentage increase Q/Q in the number of clients who onboarded to our Prime Financing platform. We upgraded our portfolio margin experience in Q1 to enable direct trading into margin positions, simplifying the experience and enhancing scalability, we anticipate which will allow us to layer in new custodial and margining capabilities later this year.
Starting in Q1’25, Custodial Fee revenue has been condensed into Other subscription and services revenue and will no longer be disclosed as a separate line item as it now comprises a smaller percentage of our subscription and services revenue.
Other subscription and services revenue was $141 million, up 5% Q/Q. We reached a new all-time high for
Coinbase One subscribers as momentum continued in Q1, and also saw strong uptake of our Coinbase One
Premium offering ($300/month). Moving forward, we remain committed to refining and experimenting with
Coinbase One's value proposition, including exploring new tiered offerings that cater to diverse customer needs. Custodial Fee revenue growth was driven by strong net inflows across a diverse array of customers and an increase in average asset prices Q/Q (principally BTC).

Expenses
Q1 total operating expenses were $1.3 billion—up 7% or $91 million Q/Q—primarily driven by increased variable expenses given elevated market activity early in the quarter and losses on crypto assets held for operations (price movement between receiving and selling staking rewards earned as commission for example). Technology & development, general & administrative, and sales & marketing expenses collectively increased by $40 million or 4% Q/Q, driven largely by increased marketing spend (including performance marketing and USDC rewards) and higher customer support costs. We ended the quarter with 3,959 full-time employees, up 5% Q/Q.

Operating Expenses ($M)

OPERATING EXPENSES	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25
Transaction expense	217.4	191.5	171.8	317.0	303.0
% of net revenue	14%	14%	15%	14%	15%
Technology and development	357.9	364.3	377.4	368.7	355.4
Sales and marketing	98.6	165.3	164.8	225.8	247.3
General and administrative[1]	287.2	320.1	330.4	362.5	394.3
(Gains) losses on crypto assets held for operations, net	(86.4)	31.0	(0.1)	(16.2)	34.4
Other operating expenses (income), net[1]	2.4	34.4	(8.6)	(20.3)	(5.9)
Total operating expenses	877.1	1,106.5	1,035.7	1,237.6	1,328.5
Full-time employees (end of quarter)	3,416	3,486	3,672	3,772	3,959

Note: Figures presented may not
sum precisely due to rounding.
1 During the second quarter of
2024, we reclassified certain policy
expenses from Other operating
expenses, net to General and
administrative. Prior period
amounts have been reclassified to
conform to current period
presentation.
Q1 transaction expenses were $303 million or 15% of net revenue, down 4% Q/Q. The Q/Q decrease was largely due to lower customer trading activity and lower blockchain reward fees related to lower average asset prices.
Technology and development expenses were $355 million, down 4% Q/Q. The decrease was primarily driven by lower personnel related expenses despite higher total headcount. This was largely due to the update in timing of stock-based compensation expense recognition we noted in the Q3’24 shareholder letter, in addition to higher capitalization of internally developed technology. This decline was partially offset by an increase in variable software and web hosting related spend.
General and administrative expenses were $394 million, up 9% Q/Q. Growth was driven primarily by higher customer support and personnel related costs.
Sales and marketing expenses were $247 million, up 10% Q/Q. Growth was largely driven by higher performance marketing spend to capitalize on strong market conditions early in Q1, and higher USDC rewards as we reached new all-time highs in balances in Coinbase products. As indicated in our Q4 shareholder letter, the trajectory of our performance marketing spend is opportunistic depending on market conditions.
Stock-based compensation expense was $191 million, down 14% Q/Q.
Our effective tax rate in Q1 was 20%, approximately in-line with the U.S. statutory rate.
Net income in Q1 was $66 million and was impacted by $597 million in pre-tax losses on our crypto asset investment portfolio, the vast majority of which were unrealized. Adjusted net income was $527 million and
Adjusted EBITDA was $930 million.
Share Count
Our fully diluted share count at the end of Q1 was 290 million. Included in this figure are 255 million common shares and 35 million in dilutive shares. In Q1, we also withheld approximately 388 thousand shares from net share settlement of employee equity grants. Instead of selling shares into the market to cover employee taxes on equity awards, the company pays the taxes and we withhold those shares, which has the same effect as a stock buyback.
Capital and Liquidity
At the end of Q1, we had $9.9 billion in $USD resources, which we define as cash and cash equivalents and
USDC (net of USDC loaned or pledged as collateral). Our $USD resources increased $626 million Q/Q or 7%.
*Net of USDC loaned or pledged as collateral.
Note: Figures presented may not sum precisely due to rounding.
TOTAL: $9,913M
Total $USD Resources
CORPORATE CASH HELD
AT THIRD-PARTY VENUES
$136M
CORPORATE CASH
$1,762M
MONEY MARKET FUNDS
$6,154M
USDC*
$1,861M

We consider our crypto assets for investment and certain crypto assets held as collateral as other liquidity resources available to us. In Q1, we purchased $153 million of crypto assets for our investment portfolio, primarily concentrated in BTC. We are investing in crypto assets to meet regulatory capital needs, support growing utility, and reinforce our long-term commitment to the crypto economy. As of March 31, 2025, the fair market value of our crypto assets held for investment and our crypto assets held as collateral were $1.3 billion and $598 million, respectively. When including these crypto assets, total available resources totaled $11.8 billion.
Collateralized Arrangements & Financing and Counterparty Risk
We maintained our longstanding commitment to operational and risk excellence in Q1. At the end of Q1, we had $749 million in total credit and counterparty risk (excluding banks), stemming from $517 million in collateralized loans to customers and $232 million held at third-party venues (including $136 million in unrestricted cash). As a reminder, our loans require 100%+ in collateral and are subject to rigorous risk monitoring.

Product — Building the Financial System of the Future
Chapter 2
Crypto is Freedom: Freedom starts with financial sovereignty—and that means control over your money. At
Coinbase, we see crypto evolving in three phases: first, as a new asset class, second, as a better financial system, and third, as the app platform layer for a new internet. In Q1, we made progress across all three—
advancing trading, scaling stablecoins, expanding access to financial services, and building the infrastructure to support the next generation of onchain apps. Each product we shipped brings us closer to a world where anyone, anywhere can access faster, fairer, and more open financial services.
Crypto as a New Asset Class: Trading is often the first step into crypto—it’s how people learn the value of digital assets, understand how blockchains work, and begin building trust in the ecosystem. In Q1, we expanded access to this entry point by launching more advanced trading tools, scaling derivatives globally, and growing institutional and retail utility.
Institutional Partner of Choice Across Custody, Trading, and Financing
•Average assets under custody grew $25 billion Q/Q to $212 billion, driven by average native unit inflows from ETF issuers, corporates, and high net worth individuals.
•Launched Portfolio Margin 2.0, which lets institutional clients trade on margin without pre-funding, using their existing portfolio as collateral. This enables faster execution, greater capital efficiency, and real-time risk management.
Coinbase One: Unlocking Onchain Utility for the Everyday User
•Continued to increase the value proposition of Coinbase One through new benefits and benefit expansion into new markets. In Q1, we added 10 new onchain benefits (free gas on Base, boosted staking rewards, access to top dapps, and much more). Additionally, subscribers benefited from exclusive partnerships to enable them to file crypto taxes.
•Overall, Coinbase One is less volatile than our overall trading business - we’re seeing healthy levels of retention, on average, and expansion of members choosing annual over monthly plans.
Scaling Our Derivatives Footprint Across U.S. and Global Markets
•In Q1, we drove over $800 billion in global derivatives trading volume, and while still early, saw significant market share increase driven by Coinbase International Exchange, where our perpetual futures market share increased over 60%.
•Coinbase International Exchange launched 39 new perpetual contracts, expanded collateral types from 3 to 8 assets, raised position limits, and boosted USDC rewards to 12% for USDC on the exchange - all of which resulted in a 2.9x increase in client assets on the exchange in Q1.
•In Q1, Coinbase Derivatives announced the upcoming launch of the first 24/7 Bitcoin and Ethereum futures on a CFTC-regulated U.S. exchange—bringing round-the-clock risk management to U.S.
traders and bridging a key gap with traditional markets.
Verified Pools: Trusted Liquidity, Onchain
•Launched Coinbase Verified Pools, an innovative product that makes onchain trading safer and easier by allowing users to connect their wallets to pools where all participants are identity-verified, helping reduce counterparty risk and improve trust.
•Whether you're a retail trader or an institution, Verified Pools offer a simple, non-custodial way to provide or access liquidity directly onchain, all built on Coinbase’s secure infrastructure.

Crypto as a New Financial System: The financial system wasn’t built for the internet era—it’s slow, expensive, and exclusionary. Crypto changes that by enabling faster, cheaper, and more open financial infrastructure. In Q1, we made major progress on this front: expanding crypto adoption globally, scaling stablecoin adoption, and upgrading the speed and privacy of Base.
Accelerating Global Expansion Through Regulatory Progress
•Secured Virtual Asset Service Provider (VASP) registration in Argentina, unlocking the ability to offer fully localized services—local rails, localized experience, local marketing—in a high-adoption, high-
need market.
•Became the largest FCA-registered VASP in the UK, enabling us to scale retail, institutional, and developer services in our biggest international market.
•Registered with India’s Financial Intelligence Unit, paving the way for launching trading in one of the fastest-growing onchain developer ecosystems.
USDC - The World’s 2nd Largest Stablecoin - Surges to All-Time High as Onchain Utility Accelerates
•USDC market cap reached a record of over $60 billion in Q1, up 38% year-to-date, driven by institutional demand, onchain adoption, and record trading activity on Coinbase International
Exchange, where it serves as the primary collateral and settlement asset.
•Coinbase Prime reached an all-time high in institutional USDC balances driven in part by continued
demand for Prime Onchain Wallet.
•From retail loans to global remittances, USDC is becoming a foundational building block of the onchain economy—with Coinbase as its key distribution engine.
Enabling Bitcoin-backed Loans Through Onchain Innovation
•Launched the ability to borrow USDC against bitcoin directly in the Coinbase app. Powered by
Morpho, an open-source lending protocol built on Base, offering flexible, low-friction access to liquidity.
We have seen over $160 million in loans since launch.
Crypto as an App Platform: Crypto isn’t just upgrading finance—it’s becoming the platform layer for a new internet. At the center of that evolution is Base, our Ethereum L2 designed to power the next generation of onchain apps. In Q1, we made key infrastructure upgrades to make Base faster, safer, and easier to build on—
laying the foundation for global-scale app adoption.
•Ecosystem growth accelerating: Base stablecoin balances reached $4 billion in Q1, up 12% Q/Q, as developers and users increasingly build and transact on Base.
•Launched Flashblocks (testnet): Cut block times from 2 seconds to 200 milliseconds—paving the way for sub-second, sub-cent onchain transactions.
•Acquired Iron Fish team: Their experience building safe, accessible, and compliance-friendly privacy tools enables us to accelerate our work in areas like private payments and transparent, privacy-
preserving DeFi. Together, we’re giving builders the tools they need to create secure, scalable, and privacy-first applications onchain.
•Acquired Spindl: Builders often say it’s hard to find users. To help solve that issue, Spindl built a robust onchain advertising protocol that helps builders find their audience. Now that they’ve joined
Base, we’re helping builders grow faster and reach more people across Coinbase and beyond.

Policy, Litigation, and Regulation
Chapter 3
Q1 marked a turning point in the U.S. policy landscape—shifting from gridlock to tangible momentum. Across legislation, regulation, and litigation, the direction of travel is clear: progress. After years of uncertainty, digital asset policy is advancing through bipartisan proposals, court victories, and increased executive engagement.
Coinbase is at the forefront—advocating for smart regulation, defending innovation, and securing legal wins grounded in the rule of law.
U.S. Establishes Strategic Bitcoin Reserve and Digital Asset Stockpile
•A landmark executive order directs the establishment of the Strategic Bitcoin Reserve, consolidating all government-held BTC for long-term national stewardship—officially recognizing Bitcoin as a strategic asset.
•Additionally, the executive order directs for the establishment of a separate U.S. Digital Asset
Stockpile for other forfeited assets, introducing the first formal framework for digital asset custody and use at the federal level.
•This move signals a historic shift: digital assets are now viewed as sovereign financial infrastructure—
validating the vision Coinbase is building toward.
Coinbase at the White House Crypto Summit
•Crypto is no longer peripheral in Washington—it’s becoming part of the national economic agenda.
•Coinbase joined industry leaders at the first White House-hosted crypto summit, focused on innovation, economic competitiveness, and responsible policy.
•The tone was constructive and forward-looking, marking increased executive branch engagement with the crypto industry.
•Coinbase emphasized the need for clear, consistent regulation—balancing consumer protection with innovation.
Advancing Clarity Through the Courts
•In a major milestone, the SEC’s lawsuit against Coinbase was dismissed with prejudice.
•On staking, five state actions were dropped, and Coinbase continues to seek dismissal of the remaining cases.
Legislative Momentum Accelerated, Though Headwinds Remain
•Coinbase continues direct engagement with lawmakers—advocating for rules that accommodate both centralized platforms and decentralized protocols.
•The tide is turning with the U.S. seeking to lead on crypto policy—and Coinbase is at the table to help make that happen.

Q2’25 Outlook
Chapter 4
Macro uncertainty, including around global trade policy, is impacting consumer sentiment and may contribute to softer crypto trading markets and lower asset prices as we enter the second quarter. We are very familiar with operating through uncertainty and are confident in our ability to maintain our long-term product roadmap and remain financially disciplined.

Coinbase Q2 2025 Outlook
METRIC	OUTLOOK

Subscription and Services Revenue	$600-$680 million
Transaction Expenses	Mid-Teens as a percentage of net revenue Dependent on revenue mix
Technology & Development + General & Administrative Expenses	$700-$750 million Including ~$180 million in stock-based compensation
Sales and Marketing Expenses	$215-$315 million Including ~$15 million in stock-based compensation

Transaction Revenue
In April, we generated approximately $240 million of transaction revenue. Our spot transaction volume was down approximately 12% month-over-month in April, similar to global spot volume which was down approximately 13% over the same time period. As always, we continue to urge caution in extrapolating these results.
Subscription and Services Revenue
We expect Q2 subscription and services revenue to be within $600-$680 million. We expect Q/Q growth in stablecoin revenue to be more than offset by a decline in blockchain revenue due to lower crypto asset prices.
Q2-to-date, we have already observed ETH down 36% and SOL down 25% as compared to their Q1 average prices.
Expenses
We expect technology & development and general & administrative expenses to be between $700-$750 million, reflecting current market volatility and lower variable costs such as infrastructure and customer support expenses (which are driven by activity on our platform) and seasonally lower payroll taxes. Expectations for lower variable expenses are partially offset by headcount growth, which we anticipate growing at a slightly higher rate in Q2 compared to Q1.
Sales and marketing expenses are expected to be in the range of $215-$315 million. We continue to monitor current market conditions and expect additional opportunities to continue to invest in marketing initiatives through the rest of the quarter. Where we fall within the range will largely be determined by 1) whether we continue to see attractive performance marketing opportunities throughout the remainder of Q2, which have historically largely correlated with market volatility and asset prices and 2) customer USDC balances in
Coinbase products, which drive USDC rewards.
Webcast Information
We will host a conference call to discuss the results for the first quarter 2025 on May 8, 2025 at 2:30 pm PT.
The live webcast of the call will be available at youtube.com/@coinbase/streams. A replay of the call, as well as a transcript, will be available on our Investor Relations website at investor.coinbase.com.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the second quarter ending
June 30, 2025; anticipated future expenses and investments; the expected timing for completion, benefits, and impacts of our proposed acquisition of Deribit; expectations relating to certain of our key financial and operating metrics; our business strategy and plans; expectations relating to legal and regulatory proceedings; expectations relating to our industry, the regulatory environment, market conditions, trends and growth; expectations relating to customer behaviors and preferences; our market position; potential market opportunities; and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,”
“potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, among others: our ability to successfully execute our business and growth strategy and generate future profitability; market acceptance of our products and services; our ability to further penetrate our existing customer base and expand our customer base; our ability to develop new products and services; our ability to expand internationally; failure to obtain applicable regulatory approvals and satisfy other closing conditions in a timely manner or otherwise for any acquisition we make, including Deribit; the success of any acquisitions or investments that we make; the effects of increased competition in our markets; our ability to stay in compliance with applicable laws and regulations; stock price fluctuations; market conditions across the cryptoeconomy, including crypto asset price volatility; and
general market, political, and economic conditions, including interest rate fluctuations, inflation, tariffs, instability in the global banking system, economic downturns, and other global events, including regional wars and conflicts and government shutdowns.
It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-
looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included, in our filings we make with the Securities and
Exchange Commission (SEC) from time to time, including our Quarterly Report on Form 10-Q for the quarter ended March 31,
2025 filed with the SEC on May 8, 2025. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Non-GAAP Financial Measures
Adjusted EBITDA
In addition to our results determined in accordance with GAAP, we believe Adjusted EBITDA, a non-GAAP financial performance measure, is useful information to help investors evaluate our operating performance because it: enables investors to compare this measure and component adjustments to similar information provided by peer companies and our past financial performance;
provides additional company-specific adjustments for certain items that may be included in income from operations but that we do not consider to be normal, recurring, operating expenses (or income) necessary to operate our business given our operations, revenue generating activities, business strategy, industry, and regulatory environment; and provides investors with visibility to a measure management uses to evaluate our ongoing operations and for internal planning and forecasting purposes. For example:
•We believe it is useful to exclude certain non-cash expenses, such as depreciation and amortization and stock-based compensation, from Adjusted EBITDA because the amounts of such expenses can vary significantly from period to period and may not directly correlate to the underlying performance of our business operations.
•We believe it is useful to exclude certain items that we do not consider to be normal, recurring, cash operating expenses and therefore, not reflective of our ongoing business operations. For example, we exclude: (i) other (income) expense, net, as the income and expenses recognized in this line item are not part of our core operating activities and are considered non-operating activities under GAAP, and (ii) gains and losses on crypto assets held for investment because such investments are considered primarily long-term holdings. We do not plan on engaging in regular trading of crypto assets, and, as an operating company, our investing activities in crypto are not part of our revenue generating activities, which are based on transactions on our platform and the sales of subscriptions and services.
•We believe Adjusted EBITDA is useful to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, interest expense, other (income) expense, net, and benefit from or provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired.
Adjusted Net Income and Adjusted Net Income per Share
In addition to our results determined in accordance with GAAP, we believe that Adjusted Net Income and Adjusted Net Income per Share, both non-GAAP financial performance measures, are useful information to help investors evaluate our operating performance. We believe it is useful to exclude tax-effected gains and losses on crypto assets held for investment from both
Adjusted Net Income and Adjusted Net Income per share because (i) such investments are considered primarily long-term holdings, (ii) we do not plan on engaging in regular trading of crypto assets, and, (iii) as an operating company, our investing activities in crypto are not part of our revenue generating activities, which are based on transactions on our platform and the sales of subscriptions and services.
Limitations of Non-GAAP Financial Measures
We believe that non-GAAP financial measures may be helpful to investors for the reasons noted above. However, non-GAAP financial measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our disclosure of non-GAAP financial measures as a tool for comparison.
Adjusted EBITDA
There are a number of limitations related to Adjusted EBITDA rather than net income, which is the nearest GAAP equivalent of
Adjusted EBITDA. Some of these limitations are that Adjusted EBITDA excludes:
•provision for (benefit from) income taxes;

•interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us;
•depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•net gains or losses on our crypto assets held for investment, net;
•other (income) expense, net, which represents losses or gains on other financial instruments, and other non-operating income and expense activity.
Adjusted Net Income and Adjusted Net Income per Share
There are limitations related to Adjusted Adjusted Net Income and Adjusted Net Income per Share rather than net income and net income per share, which are the nearest GAAP equivalents, respectively, including that Adjusted Net Income and Adjusted Net
Income per share each exclude tax-effected gains and losses on crypto assets held for investment.
Additional Information
For more information, including reconciliations of these non-GAAP financial measures to their nearest GAAP equivalents, please see the reconciliation of GAAP to non-GAAP results tables in this shareholder letter. Investors are encouraged to review the related GAAP financial measure and the reconciliations, and not to rely on any single financial measure to evaluate our business.

Coinbase Global, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
(unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents .............................................................................................	$8,051,169	$8,543,903
Restricted cash and cash equivalents ..........................................................................	55,672	38,519
USDC .................................................................................................................................	2,225,054	1,241,808
Customer custodial funds ...............................................................................................	5,369,865	6,158,949
Crypto assets held for operations ..................................................................................	67,485	82,781
Loan receivables ..............................................................................................................	454,473	475,370
Crypto assets held as collateral .....................................................................................	597,548	767,484
Crypto assets borrowed ..................................................................................................	235,433	261,052
Accounts receivable, net .................................................................................................	245,112	265,251
Other current assets ........................................................................................................	151,977	277,536
Total current assets .....................................................................................................	17,453,788	18,112,653
Crypto assets held for investment .......................................................................................	1,268,001	1,552,995
Deferred tax assets ...............................................................................................................	995,529	941,298
Goodwill ...................................................................................................................................	1,153,621	1,139,670
Other non-current assets ......................................................................................................	860,067	795,335
Total assets .............................................................................................................	$21,731,006	$22,541,951
Liabilities and Stockholders’ Equity
Current liabilities:
Customer custodial fund liabilities .................................................................................	$5,369,865	$6,158,949
Crypto asset borrowings .................................................................................................	272,608	300,110
Obligation to return collateral .........................................................................................	628,854	792,125
Accrued expenses and other current liabilities ............................................................	662,042	690,136
Total current liabilities .................................................................................................	6,933,369	7,941,320
Long-term debt .......................................................................................................................	4,237,090	4,234,081
Other non-current liabilities ..................................................................................................	92,307	89,708
Total liabilities ...............................................................................................................	11,262,766	12,265,109
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value; 500,000 shares authorized and zero shares issued and outstanding at each of March 31, 2025 and December 31, 2024 ....................................................................................................................................	—	—
Class A common stock, $0.00001 par value; 10,000,000 shares authorized at March 31, 2025 and December 31, 2024; 210,960 and 209,762 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively ...........	2	2
Class B common stock, $0.00001 par value; 500,000 shares authorized at March 31, 2025 and December 31, 2024; 43,630 and 43,878 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively ...................	—	—
Additional paid-in capital .................................................................................................	5,483,821	5,365,990
Accumulated other comprehensive loss .......................................................................	(42,092)	(50,051)
Retained earnings ............................................................................................................	5,026,509	4,960,901
Total stockholders’ equity ...........................................................................................	10,468,240	10,276,842
Total liabilities and stockholders’ equity .............................................................	$21,731,006	$22,541,951

Coinbase Global, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue:
Net revenue .........................................................................................................................	$1,960,319	$1,587,677
Other revenue .....................................................................................................................	73,976	49,893
Total revenue .................................................................................................................	2,034,295	1,637,570
Operating expenses:
Transaction expense ..........................................................................................................	303,026	217,407
Technology and development ...........................................................................................	355,368	357,863
Sales and marketing ..........................................................................................................	247,283	98,585
General and administrative ...............................................................................................	394,346	287,236
Losses (gains) on crypto assets held for operations, net ............................................	34,365	(86,358)
Other operating (income) expense, net ..........................................................................	(5,899)	2,376
Total operating expenses .............................................................................................	1,328,489	877,109
Operating income ..........................................................................................................	705,806	760,461
Interest expense ......................................................................................................................	20,511	19,071
Losses (gains) on crypto assets held for investment, net .................................................	596,651	(650,429)
Other expense (income), net .................................................................................................	6,188	(45,605)
Income before income taxes .......................................................................................	82,456	1,437,424
Provision for income taxes .....................................................................................................	16,848	261,179
Net income .....................................................................................................................	$65,608	$1,176,245
Net income attributable to common stockholders:
Basic .....................................................................................................................................	$65,608	$1,175,479
Diluted ..................................................................................................................................	$65,608	$1,178,079
Net income per share:
Basic .....................................................................................................................................	$0.26	$4.84
Diluted ..................................................................................................................................	$0.24	$4.40
Weighted-average shares of common stock used to compute net income per share:
Basic .....................................................................................................................................	253,878	242,793
Diluted ..................................................................................................................................	271,251	267,945
Stock-based Compensation Expense

	Three Months Ended March 31,
	2025	2024
Technology and development ..........................................................................................	$108,092	$139,830
Sales and marketing .........................................................................................................	14,905	16,623
General and administrative ..............................................................................................	67,732	68,051
Total stock-based compensation expense ..................................................................	$190,729	$224,504

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net income ...............................................................................................................................	$65,608	$1,176,245
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization ...........................................................................................	33,333	29,327
Stock-based compensation expense ................................................................................	190,729	224,504
Deferred income taxes ........................................................................................................	(54,540)	214,361
Losses (gains) on crypto assets held for operations, net ..............................................	34,365	(86,358)
Losses (gains) on crypto assets held for investment, net ..............................................	596,651	(650,429)
Other operating activities, net .............................................................................................	77,629	(22,163)
Net changes in operating assets and liabilities ...............................................................	(1,126,502)	(474,002)
Net cash (used in) provided by operating activities .............................................................	(182,727)	411,485
Cash flows from investing activities
Fiat loans originated .............................................................................................................	(277,922)	(416,405)
Proceeds from repayment of fiat loans .............................................................................	248,055	254,600
Purchase of crypto assets held for investment ................................................................	(148,083)	(135)
Dispositions of crypto assets held for investment ...........................................................	10,622	51,659
Other investing activities, net .............................................................................................	(64,325)	(15,400)
Net cash used in investing activities .......................................................................................	(231,653)	(125,681)
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards ........................................	(100,303)	(117,225)
Customer custodial fund liabilities .....................................................................................	(818,487)	645,938
Issuance of convertible senior notes, net .........................................................................	—	1,246,025
Purchases of capped calls ..................................................................................................	—	(104,110)
Fiat received as collateral ...................................................................................................	231,895	340,296
Fiat received as collateral returned ...................................................................................	(225,230)	(132,879)
Other financing activities, net .............................................................................................	18,323	49,676
Net cash (used in) provided by financing activities ..............................................................	(893,802)	1,927,721
Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents ..................................................................................................................................	(1,308,182)	2,213,525
Effect of exchange rates on cash, cash equivalents, and restricted cash and cash equivalents ..................................................................................................................................	1,655	(21,186)
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period ...........................................................................................................................................	14,610,442	9,555,448
Cash, cash equivalents, and restricted cash and cash equivalents, end of period ........	$13,303,915	$11,747,787

Supplemental Disclosures of Cash Flow Information
Changes in operating assets and liabilities affecting cash were as follows (in thousands):

	Three Months Ended March 31,
	2025	2024
USDC ..................................................................................................................................	$(1,035,421)	$(299,507)
Accounts receivable, net ..................................................................................................	(10,443)	(108,802)
Customer custodial funds in transit ................................................................................	(41,862)	(21,260)
Income taxes, net ..............................................................................................................	29,163	41,613
Other current and non-current assets ............................................................................	(55,554)	(3,856)
Other current and non-current liabilities ........................................................................	(12,385)	(82,190)
Net changes in operating assets and liabilities .........................................................	$(1,126,502)	$(474,002)
The following is a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents
(in thousands):

	March 31,
	2025	2024
Cash and cash equivalents ..............................................................................................	$8,051,169	$6,711,400
Restricted cash and cash equivalents ...........................................................................	55,672	33,499
Customer custodial cash and cash equivalents ...........................................................	5,197,074	5,002,888
Total cash, cash equivalents, and restricted cash and cash equivalents ..............	$13,303,915	$11,747,787
The following is a supplemental schedule of non-cash investing and financing activities (in thousands):

	Three Months Ended March 31,
	2025	2024
Crypto assets received as collateral ..............................................................................	$779,893	$590,690
Crypto assets received as collateral returned ..............................................................	797,722	495,237
Crypto asset loan receivables originated ......................................................................	730,895	424,248
Crypto asset loan receivables repaid .............................................................................	766,183	286,475
Crypto assets borrowed ...................................................................................................	465,262	191,436
Crypto assets borrowed repaid .......................................................................................	440,796	77,451
Additions of crypto asset investments ............................................................................	171,542	3,051
Cumulative-effect adjustment due to the adoption of ASU 2023-08 .........................	—	561,489
The following is a supplemental schedule of cash paid for interest and income taxes (in thousands):

Three Months Ended March 31,
	2025	2024
Cash paid during the period for income taxes, net of refunds ...................................	$36,092	$—
Cash paid during the period for income taxes (prior to ASU No. 2023-09, Improvements to Income Tax Disclosures) ...................................................................	—	5,528

Reconciliations of Non-GAAP Financial Measures
Reconciliation of Net Income to Adjusted EBITDA

(in thousands)	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25

Net income ...........................................................................	$1,176,245	$36,150	$75,495	$1,291,176	$65,608
Adjusted to exclude the following:
Provision for (benefit from) income taxes ..................	261,179	(96,387)	(6,914)	205,700	16,848
Interest expense ............................................................	19,071	20,507	20,530	20,537	20,511
Depreciation and amortization ....................................	29,327	34,501	30,695	32,995	33,333
Stock-based compensation expense .........................	224,504	217,934	248,416	221,984	190,729
(Gains) losses on crypto assets held for investment, net ..............................................................	(650,429)	319,020	120,507	(476,153)	596,651
Other (income) expense, net(1) ....................................	(45,605)	63,827	(40,105)	(7,191)	6,188
Adjusted EBITDA ........................................................	$1,014,292	$595,552	$448,624	$1,289,048	$929,868
Note: Figures presented above may not sum precisely due to rounding.
__________________
(1)See Note 13. Other expense (income), net to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the
quarter ended on March 31, 2025 filed with the SEC on May 8, 2025 for additional details.
Reconciliation of Net Income to Adjusted Net Income and Net Income per Share to Adjusted Net
Income per Share

(in thousands, except per share amounts)	Q1’24	Q2’24	Q3’24	Q4’24	Q1’25

Net income ............................................................................	$1,176,245	$36,150	$75,495	$1,291,176	$65,608
Adjusted to exclude the following:
(Gains) losses on crypto assets held for investment, net ................................................................	(650,429)	319,020	120,507	(476,153)	596,651
Tax effect of non-GAAP net income adjustment ........	153,381	(71,218)	(28,558)	118,998	(135,633)
Adjusted Net Income ................................................	$679,197	$283,952	$167,444	$934,021	$526,626

Weighted-average shares outstanding used in per share calculations below:
Basic .....................................................................................	242,793	246,298	248,834	251,506	253,878
Diluted ....................................................................................	267,945	266,831	267,440	276,752	271,251
Net income per share(1):
Basic ......................................................................................	$4.84	$0.15	$0.30	$5.13	$0.26
Diluted ....................................................................................	$4.40	$0.14	$0.28	$4.68	$0.24
Adjusted Net Income per Share:
Basic ......................................................................................	$2.80	$1.15	$0.67	$3.71	$2.07
Diluted ....................................................................................	$2.53	$1.06	$0.63	$3.37	$1.94
__________________
(1)Net income per share is calculated using net income attributable to common stockholders. See Note 15. Net income per share to the
Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2025 filed with the
SEC on May 8, 2025 for additional details.